REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Shareholders,
American Century Capital Portfolios, Inc.:

     In planning and performing our audits of the financial statements of Real Estate Fund, Equity Income Fund, Value Fund, Equity Index Fund, Small Cap Value Fund, Large Company Value Fund and Mid Cap Value Fund, the mutual funds comprising American Century Capital Portfolios, Inc. (the "Company"), for the fiscal year ended March 31, 2005 (on which we have issued our report dated May 12, 2005), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

     The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

     Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

     Our consideration of the Company's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2005.


/s/ Deloitte & Touche LLP

Kansas City, Missouri
May 12, 2005